Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-217033 on Form S-3 of our reports dated March 2, 2017, relating to the consolidated financial statements and financial statement schedule of Metaldyne Performance Group Inc. and subsidiaries, and the effectiveness of Metaldyne Performance Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K/A filed by American Axle & Manufacturing Holdings, Inc. on March 6, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 12, 2018